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                                                                    EXHIBIT 10.4
June 16, 2003



Keyur A. Patel
301 Bryant Street
Penthouse 501
San Francisco, CA  94107

Dear Keyur,

Maxtor Corporation is pleased to offer you the regular full-time position of Executive VP, Business Development/Strategic Planning reporting to me. Your monthly salary will be $29,166.67. You will participate in the 2003 Incentive Plan with an anticipated participation level of 60% of your base salary, subject to the terms and conditions of the Plan. For the 2003 Incentive Plan, Maxtor will guarantee you 50% of your target amount.

In addition, we will recommend to the Board of Directors that you be granted an option to purchase 100,000 shares and 20,000 Restricted Stock Units of Maxtor Corporation Common Stock. This recommendation will be reviewed and voted upon by the Board of Directors at an upcoming meeting after you join the Company. Your eligibility to purchase shares of the Company will be governed by Maxtor's Stock Option Plan. You will receive more information about the exercise price, vesting schedule, and other details of both programs after the approval.

Maxtor provides its employees with competitive benefits, including medical, dental, life and long-term disability insurance coverage, a 401(k) plan with company matching, a stock purchase plan, four weeks paid personal time-off and ten paid holidays annually. In addition, as an executive, you will be eligible for an annual executive health physical exam, car allowance of $700 a month, participation in a deferred compensation plan and you will be provided with an allowance up to $5,000 per year to reimburse you for personal financial, tax or legal consulting services.

I have enclosed a copy of the Maxtor Employee Agreement Regarding
Confidentiality and Inventions for your review. Your employment will be conditional upon your completing and signing this document during your new employee orientation process.

THIS OFFER OF EMPLOYMENT IS ALSO CONTINGENT UPON YOUR AGREEING TO, AND PASSING, A DRUG SCREENING ANALYSIS. IT IS ESSENTIAL THAT YOU TAKE CARE OF THIS DRUG ANALYSIS REQUIREMENT WITHIN 48 HOURS OF YOUR ACCEPTANCE OF THIS OFFER, AS WE MUST HAVE THE RESULTS PRIOR TO YOU COMMENCING EMPLOYMENT WITH MAXTOR. PLEASE GO TO U.S. HEALTHWORKS MEDICAL GROUP (MAP ENCLOSED) TO COMPLETE YOUR SCREENING. IF YOU SHOULD HAVE ANY QUESTIONS, PLEASE CALL MARGIE NAVALTA IN THE HUMAN RESOURCES DEPARTMENT (408) 894-6002.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on the Company's operating conditions. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

Keyur, we look forward to having you as a member of Maxtor's team and are confident that you will make significant contributions to the Company's success. If you accept our offer, please sign the response portion of this letter (as well as the attachments) and return them to the Human Resources Department by MONDAY, JUNE 23, 2003.
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PLEASE PLAN ON ATTENDING NEW EMPLOYEE ORIENTATION AT 500 MCCARTHY BLVD., IN
BLDG. 2 LOBBY AT 9:30 A.M. ON THE MONDAY YOU BEGIN EMPLOYMENT. IN COMPLIANCE WITH FEDERAL IMMIGRATION LAW, YOU WILL BE REQUIRED TO PROVIDE DOCUMENTARY EVIDENCE OF YOUR IDENTITY AND ELIGIBILITY FOR EMPLOYMENT IN THE UNITED STATES. AN I-9 (WORK ELIGIBILITY) FORM HAS BEEN INCLUDED FOR YOUR REFERENCE. PLEASE REVIEW THIS DOCUMENT AND BRING THE APPROPRIATE IDENTIFICATION WITH YOU TO ORIENTATION. SUCH DOCUMENTATION MUST BE PROVIDED WITHIN THREE (3) BUSINESS DAYS OF YOUR DATE OF HIRE.

Sincerely,




Paul Tufano
President and CEO






Accepted:___________________________________  Date: _________________

I hereby accept the foregoing offer of employment, commencing _____________. I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter.